SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Addresses of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results Of Operations And Financial Condition.

As discussed in Item 4.02, the previously issued financial statements of MBIA Inc. (the “Company”) for the years ended December 31, 1998 and subsequent years will be restated.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Auditor Report or Completed Interim Review.

The Company announced on March 8, 2005 that it is planning to restate its financial statements for the years ended December 31, 1998 and subsequent years to correct accounting treatment for two reinsurance agreements that its principal insurance subsidiary MBIA Insurance Corporation (“MBIA”) entered into in 1998 with reinsurer Converium Re (previously known as Zurich Reinsurance North America) (“Converium”). Accordingly, the financial statements referred to in the preceding sentence should not be relied upon.

The Company reached its conclusion regarding the non-reliance on March 7, 2005. The Company’s management and members of the Audit Committee of the Company’s Board of Directors, have discussed with PricewaterhouseCoopers LLP, the Company’s independent accounting firm, the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02(a).

As a result of this restatement, the Company’s financial results for 1998 will reflect a third quarter incurred loss of $70 million related to $265 million of bonds insured by MBIA that were issued by Allegheny Health, Education and Research Foundation (“AHERF”). The after-tax loss will be approximately $47 million, resulting in net income for the year of approximately $386 million, or $2.57 per share, down 11% from $433 million or $2.88 per share as originally reported.

The Company estimates that its earnings will be reduced by approximately $6 million (or four cents per share) in 1999, $4 million (or 3 cents per share) in 2000, $3 million (or two cents per share) in 2001 and will have a de minimis effect in 2002. The Company estimates that its earnings will increase by approximately $2 million (or one cent per share) in 2003 and $4 million (or three cents per share) in 2004.

The two reinsurance agreements with Converium consisted of an excess of loss agreement and a quota share agreement. Under the excess of loss reinsurance agreement, Converium reimbursed MBIA for $70 million of the $170 million loss experienced by MBIA in the third quarter of 1998 on the $265 million of MBIA-insured bonds issued by AHERF, which was recorded as an offset to the loss. Under the reinsurance agreement, MBIA agreed to cede to Converium on a quota share basis new business written with an aggregate of $101 million in net ceded premiums over a six-year period ending October 1, 2004, which was accounted for in the same manner as other quota share treaties.

Under separate agreements to which MBIA was not a party, Converium reinsured the risk that it assumed from MBIA under the quota share agreement for losses in excess of $13 million to AXA Re Finance S.A. (“ARF”), a subsidiary of AXA Re S.A. ARF contended that, in connection with its agreement to assume this risk from Converium, there was an oral agreement with MBIA under which MBIA would replace ARF as a reinsurer to Converium by no later than October 2005.

In October 2004, MBIA management recommended that the Audit Committee of the Company’s Board of Directors undertake an investigation of the AHERF reinsurance arrangement, including whether such an oral agreement existed between MBIA and ARF. The Audit Committee retained outside counsel and initiated an investigation in October 2004. The outside counsel’s investigation has been substantially completed. While the investigation has not conclusively determined whether an oral agreement in fact existed, the Company has been advised, however, that it appears likely that such an agreement or understanding with ARF was made in 1998.

In light of this additional information, the Company has decided to correct its accounting for the agreements and restate its 1998 and subsequent financial statements with respect to the Converium excess of loss agreement and the quota share agreement. The Company now believes that the appropriate accounting treatment for the excess of loss and quota share reinsurance agreements with Converium is to record the $70 million paid by Converium under the excess of loss agreement as a deposit and to record the subsequent premium cessions under the quota share agreement as a repayment of the deposit with imputed interest.

In the fourth quarter of 2004, MBIA assumed from ARF the previously ceded policies that ARF had assumed directly from MBIA under its quota share agreement with MBIA and also reinsured ARF for substantially all of the business that ARF assumed from Converium under the Converium quota share agreement.

The Company’s press release announcing these restatements is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

99.1	Press Release issued by MBIA Inc. dated March 8, 2005.

Exhibit 99.1 is being filed with the SEC pursuant to Item 2.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim
General Counsel

Date: March 9, 2005

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Dated March 9, 2005

99.1	Press Release issued by MBIA Inc. dated March 8, 2005.